EX 99-B.8.2

--FORM OF--

Amendment to Participation Agreement for Retail Mutual Funds
By and Among
AIM Funds Group,
AIM Distributors, Inc.,
AIM Growth Series
and
Aetna Life Insurance and Annuity Company

THIS AMENDMENT TO THE PARTICIPATION AGREEMENT FOR RETAIL MUTUAL FUNDS (the "Amendment") is made and entered into as of the ___ day of August, 2003, by and among AIM Funds Group, AIM Growth Series, AIM Distributors, Inc. and ING Life Insurance and Annuity Company f/k/a Aetna Life Insurance and Annuity Company.

WITNESSETH

WHEREAS, AIM Funds Group, AIM Distributors, Inc. and ING Life Insurance and Annuity Company are parties to a Participation Agreement dated October 1, 2000 (the "Participation Agreement") and

WHEREAS, the parties now desire to modify the Participation Agreement to add AIM Growth Series as a party to the Participation Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and promises expressed herein, the parties agree as follows:

1. Page one, the first provision of the Participation Agreement is hereby amended to read as follows:

"THIS AGREEMENT, made and entered into this 1st day of October, 2000 by and among ING Life Insurance and Annuity Company ("ILIAC"), a Connecticut Corporation, on its own behalf and on behalf of each segregated asset account of each Insurer set forth on Schedule "A" as may be amended from time to time (each such account hereinafter referred to as the "Account"), AIM Funds Group and AIM Growth Series (collectively the "Trust"), on behalf of each of its series portfolios (the "Fund"), and AIM Distributors, Inc. (the "Underwriter"), a Delaware Corporation."

2. Schedule B is hereby deleted.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Participation Agreement as of the date first written.

AIM FUNDS GROUP

By:

Name:

Title:

AIM GROWTH SERIES

By:

Name:

Title:

AIM DISTRIBUTORS, INC.

By:

Name:

Title:

ING LIFE INSURANCE AND ANNUITY COMPANY

By:

Name: Laurie M. Tillinghast

Title: Vice President